                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              AMERICAN MEDIA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              AMERICAN MEDIA, INC.
                             600 EAST COAST AVENUE
                             LANTANA, FLORIDA 33464
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 12, 1998

     You are cordially invited to attend The Annual Meeting of Stockholders of American Media, Inc. (the "Company") which will be held at The Ritz-Carlton Hotel, 100 South Ocean Boulevard, Manalapan, Florida on Wednesday, August 12, 1998 at 9:00 a.m., local time, for the following purposes:

          1. To elect ten directors.

          2. To ratify the selection of Arthur Andersen LLP as independent certified public accountants of the Company for the fiscal year ending March 29, 1999.

          3. To transact such other business as may properly come before the meeting.

     These matters are described in detail in the attached Proxy Statement.

     The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof is the close of business on the record date of June 19, 1998.

     It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to please mark, date and sign the enclosed Proxy card and return it in the envelope provided for that purpose, which does not require postage. If you receive more than one Proxy card because you own shares of more than one class of common stock or because you own shares registered in different names or at different addresses, each Proxy card should be completed and returned.

                                          By Order of the Board of Directors

                                          MAYNARD RABINOWITZ
                                          Secretary
Lantana, Florida
June 29, 1998

YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY.
              THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                              AMERICAN MEDIA, INC.
                             ---------------------

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 12, 1998
                             ---------------------

GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Media, Inc. (the "Company") for use at its Annual Meeting of Stockholders to be held at The Ritz-Carlton Hotel, 100 South Ocean Boulevard, Manalapan, Florida, at 9:00 a.m., local time, on Wednesday, August 12, 1998, and at any postponement or adjournment thereof. This Proxy Statement and the accompanying Proxy Card are first being sent to stockholders on or about June 29, 1998. The Company's Annual Report on Form 10-K for the fiscal year ended March 30, 1998 (the "Annual Report"), will be delivered to the stockholders on or before the time of delivery of the other proxy materials.

     The Company's executive offices are located at 600 East Coast Avenue, Lantana, Florida 33464 (telephone (561) 540-1000).

OUTSTANDING SHARES AND VOTING RIGHTS

     The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof is the close of business on the record date of June 19, 1998 (the "Record Date"). The Company's voting securities entitled to be voted at the Annual Meeting consist of two classes of $.01 par value Common Stock -- Class A Common Stock (the "Class A Stock") and Class C Common Stock (the "Class C Stock") (collectively, the "Common Stock"). Holders of Class A Stock have one vote per share on all matters and holders of Class C Stock have three votes per share on all matters. For all matters to be considered at the Annual Meeting, the shares of Class A Stock and Class C Stock will vote together and not as separate classes.

     As of the Record Date, there were outstanding 21,780,423 shares of Class A Stock and 20,702,005 shares of Class C Stock. A quorum (the presence in person or by proxy of a majority of the number of votes to which holders of the issued and outstanding shares of the Class A Stock and Class C Stock are entitled to cast) is required for any vote taken at the Annual Meeting to be deemed valid. When a quorum is present, the affirmative vote of the majority of the votes, present in person or by proxy, to which holders of the shares of the Class A Stock and Class C Stock are entitled to cast is required for the election of each director and the ratification of the selection of independent certified public accountants and the approval of any other matter which is submitted to a vote of the stockholders at the Annual Meeting.

     Abstentions from voting will be included for purposes of determining whether a quorum is present and whether the requisite number of affirmative votes are received on any matters submitted to the stockholders for vote, and will have the same effect as a vote against all matters submitted to the stockholders for a vote, except for election of directors. A vote withheld from any director nominee has the same effect as a vote against that nominee. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote in respect to that matter.

     As of the Record Date, Boston Ventures Limited Partnership III and Boston Ventures Limited Partnership IIIA (collectively "Boston Ventures") and PEMIMA, L.P. ("PEMIMA") and Michael J. Boylan, the sole General Partner of PEMIMA, collectively owned beneficially, Common Stock representing approximately 75.2% of the combined voting power of the outstanding Common Stock to be voted at the Annual Meeting for the election of directors, based upon 4.6% of the voting power of the Class A Stock, and 100% of the voting power of the Class C Stock. Since a majority of the affirmative votes and/or shares of Class A Stock and Class C Stock voting together is required, Boston Ventures and PEMIMA voting together are able to elect the entire Board of Directors of the Company and, in general, to determine the outcome of any other matter submitted to the stockholders for approval, including the selection of the Company's independent certified public accountants. See "Proposal 1 -- Election of Directors" for a description of the provisions of the Stockholders Agreement relating to voting for nominees of Boston Ventures or PEMIMA.

     Proxies properly executed and returned in a timely manner will be voted at the Annual Meeting and at any postponement or adjournment thereof in accordance with the directions specified therein. If no directions are indicated, the shares represented by the proxy will be voted FOR the election of all nominees named herein as directors, FOR ratification of the selection of the independent certified public accountants, and on other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies.

     Each stockholder giving a proxy has the power to revoke it any time before it is voted, either in person at the Annual Meeting, by written notice to the Secretary of the Company or by delivery of a later-dated proxy.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth, as of May 11, 1998, unless otherwise noted,
(1) the ownership of each class of the Company's voting securities by holders known by the Company to be beneficial owners of more than 5% of the outstanding shares of any class; and (2) the beneficial ownership of each class of the Company's equity securities by the Company's (a) directors and nominees (listed by name), (b) the Company's chief executive officer and its four other most highly compensated executive officers for the fiscal year ended March 30, 1998, and (c) directors and executive officers as a group, without naming them.

                                                            CLASS A                  CLASS C
                                                     ---------------------    ----------------------
                                                     AMOUNT AND               AMOUNT AND
                                                     NATURE OF     PERCENT    NATURE OF     PERCENT
NAME AND ADDRESS                                     BENEFICIAL      OF       BENEFICIAL       OF
OF BENEFICIAL OWNER                                  OWNERSHIP      CLASS     OWNERSHIP      CLASS
-------------------                                  ----------    -------    ----------    --------
Boston Ventures Limited Partnership III (1)........  1,011,313       4.6%     20,702,005       100%
  One Federal Street, 23rd Floor
  Boston, Massachusetts 02110-2003
Boston Ventures Limited Partnership IIIA(1)........  1,011,313       4.6%     20,702,005       100%
  One Federal Street, 23rd Floor
  Boston, Massachusetts 02110-2003
PEMIMA, L.P.(1)....................................  1,011,313       4.6%     20,702,005       100%
  476 Navesink River Road
  Red Bank, New Jersey 07701
Michael J. Boylan(1)...............................  1,011,313       4.6%     20,702,005       100%
  c/o American Media, Inc.
  600 East Coast Avenue
  Lantana, Florida 33464

                                                            CLASS A                  CLASS C
                                                     ---------------------    ----------------------
                                                     AMOUNT AND               AMOUNT AND
                                                     NATURE OF     PERCENT    NATURE OF     PERCENT
NAME AND ADDRESS                                     BENEFICIAL      OF       BENEFICIAL       OF
OF BENEFICIAL OWNER                                  OWNERSHIP      CLASS     OWNERSHIP      CLASS
-------------------                                  ----------    -------    ----------    --------
Anthony J. Bolland(2)..............................  1,011,313       4.6%     20,702,005       100%
  c/o Boston Ventures Management, Inc.
  One Federal Street, 23rd Floor
  Boston, Massachusetts 02110-2003
Roy F. Coppedge, III(2)............................  1,011,313       4.6%     20,702,005       100%
  c/o Boston Ventures Management, Inc.
  One Federal Street, 23rd Floor
  Boston, Massachusetts 02110-2003
Ariel Capital Management, Inc.(3)..................  7,805,270      35.8%             --        --
  307 North Michigan Avenue
  Suite 500
  Chicago, Illinois 60601
Ryback Management Corporation(4)...................  2,254,900      10.4%             --        --
  7711 Carondelet Avenue, Suite 700
  P.O. Box 16900
  St. Louis, MO 63105
Mellon Bank Corporation(5).........................  1,676,950       7.7%             --        --
  One Mellon Bank Center, Room 4340
  Pittsburgh, Pennsylvania 15258
Yacktman Asset Management Company(6)...............  1,484,500       6.8%             --        --
  303 W. Madison Street, Suite 1925
  Chicago, IL 60606
State Street Research & Management Company(7)......  1,118,900       5.1%             --        --
  One Financial Center, 30th Floor
  Boston, MA 02111-2690
Barry Baker........................................      1,000         *              --        --
Steven B. Dodge....................................         --        --              --        --
Gerald S. Hobbs....................................         --        --              --        --
Anthony S. Hoyt (8)................................     45,267         *              --        --
Gerry M. Ritterman.................................         --        --              --        --
Lucille S. Salhany.................................         --        --              --        --
Roger Wood.........................................     61,295         *              --        --
All directors, nominees and executive officers as a
  group (22) persons)..............................  1,752,852(9)    8.0%     20,702,005     100.0%

---------------

 * Less than 1% of Class.

(1) Pursuant to a Stockholders, Registration Rights and Voting Agreement, dated April 8, 1993 and as amended, (the "Stockholders Agreement"), each of Boston Ventures Limited Partnership III, Boston

    Ventures Limited Partnership IIIA, and PEMIMA is deemed to have shared voting power (but not shared investment power) with respect to the shares of Class A Stock and Class C Stock held by them and are thus the beneficial owners of such shares. Boston Ventures Limited Partnership III has sole or shared investment power with respect to 531,376 shares of Class A Stock and 9,786,806 shares of Class C Stock. Boston Ventures Limited Partnership III disclaims beneficial ownership of all shares of Class A Stock and Class C Stock other than those shares as to which it has sole or shared investment power. Boston Ventures Limited Partnership IIIA has sole or shared investment power with respect to 140,078 shares of Class A Stock and 2,579,602 shares of Class C Stock. Boston Ventures Limited Partnership IIIA disclaims beneficial ownership of all shares of Class A Stock and Class C Stock other than those shares as to which it has sole or shared investment power. PEMIMA has sole investment power with respect to 339,859 shares of Class A Stock and 8,335,597.2 shares of Class C Stock and disclaims beneficial ownership of all other shares of Class A Stock and Class C Stock. Mr. Boylan, as the sole general partner of PEMIMA, may be deemed to be the beneficial owner of all shares of Class A Stock and Class C Stock beneficially owned by PEMIMA. Except for 33,986 shares of Class A Stock and 833,559.7 shares of Class C Stock beneficially owned by PEMIMA, Mr. Boylan disclaims beneficial ownership of all shares of Class A Stock and Class C Stock beneficially owned by Boston Ventures Limited Partnership III, Boston Ventures Limited Partnership IIIA and PEMIMA. Boston Ventures Company Limited Partnership III, as the sole general partner of each of Boston Ventures Limited Partnership III and Boston Ventures Limited Partnership IIIA, is deemed to be the beneficial owner of the shares of Class A Stock and Class C Stock beneficially owned by such limited partnerships. Boston Ventures Company Limited Partnership III disclaims beneficial ownership of all shares of Class A Stock and Class C Stock as to which each of PEMIMA and Mr. Boylan has sole or shared investment power. The partnership agreement governing Boston Ventures requires Boston Ventures to terminate, and distribute its assets, including any Company Common Stock then held, to its partners no later than March 31, 2001.
(2) Each of these persons, as well as each of Ms. Martha H. W. Crowninshield and Messrs. William F. Thompson, Richard C. Wallace and James M. Wilson in their respective capacities as partners of Boston Ventures Company Limited Partnership III, is deemed to be the beneficial owner of the shares of Class A Stock and Class C Stock beneficially owned by Boston Ventures Company Limited Partnership III. These persons disclaim beneficial ownership of all shares of Class A Stock and Class C Stock as to which each of PEMIMA or Mr. Boylan has sole or shared investment power. See footnote 1.
(3) As of April 30, 1998, shares are owned on behalf of 35 investment advisory clients of Ariel Capital Management, Inc. ("Ariel Capital"), in its capacity as a registered Investment Advisor. Ariel Capital has sole voting power over 7,278,070 shares of Class A Stock and had sole dispositive power over 7,805,270 shares of Class A Stock. Ariel Capital disclaims beneficial ownership of all of these shares.
(4) Based upon Schedule 13G filed on January 23, 1998, as of December 31, 1997, 2,254,900 shares of Class A Stock were held in a fiduciary capacity by Ryback Management Corporation and/or Lindner Growth Fund ("Ryback"). Ryback beneficially owned 2,117,900 shares of Class A Stock held by Lindner Growth Fund and 137,000 shares of Class A Stock managed by Ryback Management Corporation. Ryback had sole voting and dispositive power over said 2,254,900 shares of Class A Stock.
(5) As of March 31, 1998, Mellon Bank Corporation, through its direct or indirect subsidiaries, some of which are registered Investment Advisors, had sole voting and dispositive power over 1,676,950 shares of Class A Stock.
(6) As of February 5, 1998 Yacktman Asset Management Company ("Yacktman"), a registered Investment Advisor, held 1,484,500 shares of Class A Stock on behalf of investment advisory clients of Yacktman, including the Yacktman Fund, Inc. Yacktman had sole voting power over 204,000 of said shares and sole dispositive power over 1,484,500 of said shares.
(7) As of May 1, 1998, State Street Research & Management Company ("State Street"), a registered Investment Advisor, owned 1,118,900 shares of Class A Stock on behalf of clients. State Street has sole voting power over 30,200 of said shares and sole dispositive power over 1,118,900 of said shares and disclaimed any beneficial interest in any of said shares.
(8) Includes 41,667 shares of Class A Stock subject to existing stock options which are exercisable within 60 days of April 30, 1998.
(9) Also includes 192,334 shares of Class A Stock subject to existing stock options which are exercisable within 60 days of April 30, 1998.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

NOMINEES

     Ten directors are to be elected at the Annual Meeting. The persons named below have been designated by the Board as nominees for election as directors, to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. In the event any nominee becomes unavailable to serve, the proxies will be voted for the election of the balance of those named and a substitute nominee selected by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable to serve.

     The names of the nominees and information about them are set forth below.

     PETER J. CALLAHAN, age 56, is Chairman, President and Chief Executive Officer of the Company. Mr. Callahan joined the Company's predecessor in 1989. Mr. Callahan is also the owner, with others, of companies publishing approximately 50 magazines, including general interest magazines and trade publications. The companies include Macfadden Publishing, Inc., The Sterling/Macfadden Partnership and Macfadden Publishing, LLC (collectively, the "Macfadden Companies"). Mr. Callahan has been a director of the Company since its inception in 1990.

     BARRY BAKER, age 46, has been Chief Executive Officer of River City Broadcasting, L.P. ("River City") since 1988. River City owns and operates 28 television stations and 34 radio stations. Mr. Baker is the President of Better Communications, Inc., which is the General Partner of River City. In June, 1996, Sinclair Broadcasting Group, which owns and operates 57 television stations and 59 radio stations agreed to acquire River City. Mr. Baker serves as a consultant to Sinclair Broadcast Group and Sinclair Communications, Inc. (collectively "Sinclair") and will be the Chief Executive Officer of Sinclair Communications, Inc. upon the pending Federal Communications Commission approval of the Sinclair/River City acquisition. He also serves on the ABC Board of Governors and the FOX Broadcasting Board of Governors, has a board position on the National Association of Television Program Executives and is the former Chairman of the Television Bureau of Advertising. Mr. Baker has been a director of the Company since 1995.

     ANTHONY J. BOLLAND, age 46, is a Vice President of the Company. Mr. Bolland joined the Company's predecessor in 1989. Since 1983, Mr. Bolland has been a partner of Boston Ventures Company Limited Partnership III and its predecessors, the general partner of Boston Ventures, which together with its affiliates have made 44 investments totaling $1.1 billion (predominantly in the media and communications industry) since 1983. Mr. Bolland is also a director of Six Flags Entertainment Corp. and Sygnet Wireless, Inc. Mr. Bolland has been a director of the Company since its inception in 1990.

     MICHAEL J. BOYLAN, age 51, is Vice Chairman, Publishing Operations of the Company. Mr. Boylan joined the Company's predecessor in 1989. Mr. Boylan is also a part owner of certain of the Macfadden Companies. Mr. Boylan has been a director of the Company since its inception in 1990.

     ROY F. COPPEDGE III, age 50, is a Vice President of the Company. Mr. Coppedge joined the Company's predecessor in 1989. Since 1983, Mr. Coppedge has been a partner of Boston Ventures Company Limited Partnership III and its predecessors, the general partner of Boston Ventures. Mr. Coppedge has been a director of the Company since its inception in 1990.

     GERALD S. HOBBS, age 56, is currently President and Chief Executive Officer of VNU-USA, Inc. ("VNU-USA") whose businesses include BPI Communications, Inc. ("BPI"), VNU Marketing Information Services, Inc., SRDS, Inc. and Bill Communications, Inc. Mr. Hobbs has also been the Chairman of BPI since December, 1984. VNU-USA companies publish magazines, directories, books and provide proprietary data, market research and trade shows to numerous industry specific segments. Mr. Hobbs is also a Director of the American Business Press, BPA International and The Advertising Council. Mr. Hobbs has been a director of the Company since 1991.

     MAYNARD RABINOWITZ, age 56, is Vice Chairman, Finance, Administration and Legal Affairs and Secretary of the Company. Mr. Rabinowitz joined the Company's predecessor in 1989. Mr. Rabinowitz is also a part owner of certain of the Macfadden Companies. Mr. Rabinowitz has been a director of the Company since its inception in 1990.

     GERRY M. RITTERMAN, age 48, has been President of Ritterman Capital Incorporated since 1989 and since 1994, President of CLF Management Inc. and Chairman of Seybert Nicholas Printing Group, Cousins Printing L.P. and Chelsea Graphics Inc. Ritterman Capital Incorporated is a private investment company which invests primarily in publishing and printing companies. In 1994 Mr. Ritterman sold Music America Publishing, Inc., a publisher of directories and consumer titles in the music field. Mr. Ritterman has also served as a consultant to several publishers. Mr. Ritterman has been a director of the Company since 1993.

     LUCILLE S. SALHANY, age 51, serves as President and Chief Executive Officer of J.H. Media Limited, an advisory company. She served as President and Chief Executive Officer of United Paramount Network from September, 1994 until September, 1997. From August, 1991 to July, 1994, she served as Chairman of FOX Broadcasting Company and also was a member of the Board of Directors of Fox, Inc. Ms. Salhany is a member of the Board of Directors of the Academy of Television Arts and Sciences and Hollywood Supports, an entertainment industry organization. She also serves on the Board of Emerson College and is a director of Compaq Computer Corporation, Avid Technology, Inc. and Boston Restaurant Associates, Inc.

     ROGER WOOD, age 72, was President of Star Editorial, Inc. and Publication Director of Star from July, 1991 until March, 1997, when he became a consultant to the Company.

STOCKHOLDERS AGREEMENT

     Pursuant to the terms of the Stockholders Agreement, PEMIMA and Boston Ventures have agreed to vote their respective shares of Class A Stock and Class C Stock in concert to elect the following persons as directors of the Company:
Peter J. Callahan, Michael J. Boylan, Maynard Rabinowitz, Roy F. Coppedge III, Anthony J. Bolland, and such other independent directors as shall be selected and nominated with the agreement of PEMIMA and Boston Ventures. They have also agreed that any vacancy caused by the death, incapacity or resignation of Messrs. Callahan, Boylan or Rabinowitz will be filled by PEMIMA, and any vacancy similarly caused with respect to Messrs. Bolland or Coppedge will be filled by Boston Ventures. As of June 19, 1998, PEMIMA and Boston Ventures collectively owned approximately 75.2% of the combined voting power of the Company's outstanding Common Stock.

     No family relationships exist between any of the executive officers or directors of the Company.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE.

                 COMPLIANCE WITH SECTION 16 UNDER THE 1934 ACT

     Under the securities laws of the United States, the Company's directors, executive officers and all persons owning beneficially more than ten percent of the Company's Class A Stock are required to file reports of their initial ownership of Common Stock and any changes in that ownership with the Securities and Exchange Commission and the New York Stock Exchange, Inc., and provide copies of these reports to the Company. Specific due dates have been established, and the Company is required to disclose in this Proxy Statement any known failure to file these reports by these dates.

     Based upon written representations of reporting persons and a review of copies of filed reports received by the Company, the Company believes all of these filing requirements were satisfied, except that director Steven B. Dodge was late in reporting two transactions involving the purchase and sale of Class A Stock.

                      MEETINGS AND COMMITTEES OF THE BOARD

     During fiscal 1998, the Board of Directors held four meetings. Each director attended at least 75% of all of the Board meetings held while he was a director and the meetings of the committees on which he served.

     The Company's Board of Directors has an Audit Committee consisting of Messrs. Hobbs, Dodge and Ritterman, none of whom is an employee of the Company or its subsidiaries. The Audit Committee oversees the procedures, scope and results of the annual audit and reviews the services provided by the Company's independent certified public accountants. The Audit Committee met once during fiscal 1998.

     The Company's Board of Directors has a standing committee to administer Company's Stock Option Plan. The members of this Committee are Messrs. Hobbs, Dodge and Ritterman. The Committee met once during fiscal 1998.

     The Company has an Executive Compensation Committee (known as the Executive Compensation Review Board) comprised of Messrs. Hobbs, Dodge and Ritterman. The purpose of this committee is to establish policies and guidelines concerning the compensation of Company's Chief Executive Officer and other executive officers of the Company. The Executive Compensation Review Board did not meet during fiscal 1998.

     The Company's Board of Directors does not have a standing nominating committee. The Board of Directors performs this function.

                             DIRECTOR COMPENSATION

     Directors who are also employees of the Company or any of its subsidiaries or partners of Boston Ventures do not currently receive any additional compensation for serving as a director or committee member or for attending Board or committee meetings. All other directors receive an annual retainer of $25,000, plus $2,500 for each Board meeting and committee meeting (held other than on the date of a Board meeting) attended. In addition, the Company reimburses all directors for travel and out-of-pocket expenses incurred in connection with Board or committee meetings and otherwise with respect to their duties as directors.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company and its subsidiaries to the Company's chief executive officer and its four other most highly compensated executive officers ("Named Executive Officers"), at March 30, 1998, for services rendered to the Company and its subsidiaries during the fiscal years 1998, 1997 and 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                    ANNUAL COMPENSATION               COMPENSATION
                                             ----------------------------------    ------------------
                                                                   OTHER ANNUAL          SHARES           ALL OTHER
                                   FISCAL    SALARY      BONUS     COMPENSATION        UNDERLYING        COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR       ($)        ($)          ($)              OPTIONS              ($)
   ---------------------------     ------    -------    -------    ------------    ------------------    ------------
Peter J. Callahan................   1998     350,000(1) 198,500(1)     -0-                   --            659,271(1)(2)
  Chairman, President, Chief        1997     350,000(1) 341,000(1)     -0-                   --            657,967
  Executive Officer                 1996     350,000(1)     -0-        -0-                   --            657,818

Michael Boylan...................   1998     300,000(1)  99,250(1)     -0-                   --            283,011(1)(2)
  Vice Chairman, Publishing         1997     300,000(1) 170,500(1)     -0-                   --            282,679
  Operations                        1996     300,000(1)     -0-        -0-                   --            281,960

Maynard Rabinowitz...............   1998     300,000(1)  99,250(1)     -0-                   --            283,821(1)(2)
  Vice Chairman, Finance,           1997     300,000(1) 170,500(1)     -0-                   --            290,154
  Administration and Legal          1996     300,000(1)     -0-        -0-                   --            289,500
    Affairs, and Secretary

Anthony S. Hoyt..................   1998     500,000     50,000        -0-                   --             21,721(2)
  Senior Vice President and         1997     500,000     30,232        -0-               25,000             21,389
  Publisher, National Enquirer      1996     442,308        -0-        -0-               50,000             12,834
  and Star

Iain Calder......................   1998     300,000        -0-        -0-                   --             31,443(2)
  Executive Vice President          1997     300,000        -0-        -0-                   --             30,858
                                    1996     506,539        -0-        -0-                   --             45,481

---------------

(1) Includes management fees ("Management Fees") as a component of compensation for serving as executive officers of the Company and its subsidiaries. The Compensation Committee adopted a five-year Senior Executive Compensation Plan ("Compensation Plan"), effective in fiscal 1995, which was approved by the Company's Stockholders at the 1994 Annual Meeting. The individuals eligible to participate in the Compensation Plan are Messrs. Callahan, Boylan and Rabinowitz (the "Participants"). Under the Compensation Plan, the Participants receive a base salary and a management fee. The base salaries are $350,000, $300,000 and $300,000, respectively, for Messrs. Callahan, Boylan and Rabinowitz. The management fee is divided into two components. The first component consists of cash payments of $650,000 to Mr. Callahan and $275,000 to each of Messrs. Boylan and Rabinowitz. The second component is based upon the Company's performance. If the company achieves more than $100 million of operating cash flow, for the applicable fiscal year, as defined in a Fourth Amended and Restated Credit

    Agreement dated as of June 5, 1998, (and predecessor agreements) among American Media Operations, Inc. ("Operations"), a wholly-owned subsidiary of the Company, certain banks and The Chase Manhattan Bank, as agent (the "Credit Agreement"), after adding back start-up costs of new projects (such as magazine launches) and deducting any acquired cash flows, the Participants named above will receive in the aggregate 4% of operating cash flow in excess of $100 million. The performance component is to be distributed as follows: Mr. Callahan -- 50%; Mr. Boylan -- 25%; and Mr. Rabinowitz -- 25%. Amounts payable as management fees under the Compensation Plan will not exceed any applicable limitations set forth in the documents governing the Company's financing arrangements.
(2) Includes Operation's profit-sharing contributions allocated under Operation's Employee Profit Sharing Plan ("Profit Sharing Plan"). For fiscal 1998, Messrs. Callahan, Boylan, Rabinowitz, Hoyt and Calder each received a contribution of $6,571. Also includes payments for life insurance of $2,700 for Mr. Callahan, $1,440 for Mr. Boylan, $2,250 for Mr. Rabinowitz, $3,150 for Mr. Hoyt and $5,020 for Mr. Calder.

EMPLOYMENT AGREEMENTS

     Mr. Calder's employment agreement with the Company expired on March 31, 1998 at which time he became a Consultant to the Company at an annual compensation of $100,000 for a period of two years.

     The Company had a written employment agreement ("Agreement") with Mr. Hoyt providing for an annual base salary of $500,000 and a bonus of five (5%) percent of increases in the annual net advertising revenues. The Agreement expired on its stated termination date, May 1, 1998 and Mr. Hoyt continues his employment with the Company under essentially the same terms as set forth in the Agreement.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding grants of stock options made during the fiscal year ended March 31, 1998 to the Named Executive Officers:

                               INDIVIDUAL GRANTS

                                      NONE

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth the value of options held by the Named Executive Officers at year-end measured in terms of the closing price of the Company's Common Stock on March 30, 1998 which was $7.8125. To date, Messrs. Callahan, Boylan, Rabinowitz and Calder have not participated in the Company's Stock Option Plan. These options are exercisable in three (3) equal annual installments, commencing one year from the date of grant.

                                                                      NUMBER OF
                                                                     SECURITIES        VALUE OF
                                                                     UNDERLYING       UNEXERCISED
                                                                     UNEXERCISED     IN-THE-MONEY
                                                                     OPTIONS AT       OPTIONS AT
                                                                      FY-END(#)        FY-END($)
                                           SHARES        VALUE      -------------    -------------
                                        ACQUIRED ON     REALIZED    EXERCISABLE/     EXERCISABLE/
                 NAME                   EXERCISE(#)       ($)       UNEXERCISABLE    UNEXERCISABLE
                 ----                   ------------    --------    -------------    -------------
Anthony S. Hoyt.......................       0             0        41,667/33,333    90,104/77,083

COMPENSATION COMMITTEE REPORT

     The Company's compensation policies are determined by the Executive Compensation Review Board (the "Compensation Committee") and the Stock Option Committee, each comprised of three of the Company's outside directors. The Compensation Committee submits the following report for fiscal 1998:

     The Company's executive compensation programs cover executive officers who are primarily responsible for formulating and carrying out the long range plans of the Company. The program has the following two primary objectives: (1) provide market competitive compensation to attract and retain key management personnel; and (2) provide incentives to promote the best interests and future profitability of the Company.

     The Company has established a competitive level of compensation based on information drawn from a variety of sources, including industry surveys, proxy statements and industry consultants as well as the Peer Group as defined in the Performance Graph ("Peer Group"). The Peer Group includes publishers of periodicals or newspapers, many of which have a national distribution.

     The three components to the Company's executive compensation program are base salary, long-term incentive compensation, and annual incentive compensation and management fees. Base salaries are designed to be competitive with comparable companies and to reflect job responsibilities and individual performance. Long-term incentive compensation is based on the assessment by the Company of the desirability to supplement salary and other annual compensation of specific executive officers and key employees with incentives in the form of stock option grants under the Company's Stock Option Plan. Annual incentive compensation (bonuses) is similarly based upon the profitability of the Company and individual performance. Management fees are paid to compensate the Company's Chairman and two Vice Chairmen for their efforts in the management of the Company and its subsidiaries.

     In 1994, the Compensation Committee adopted, and the Company's stockholders approved the Compensation Plan. The Compensation Plan is intended to prevent the loss of the federal income tax deductions available to the Company for the amount of any compensation in excess of $1,000,000 paid to the Company's Chairman and two Vice Chairmen. In accordance with the Compensation Plan, the compensation paid to these officers under the 1998 executive compensation program qualified for federal income tax deduction by the Company. In adopting the Compensation Plan and in addition to the tax implications described above, the Compensation Committee considered, without quantifying any of these factors, the collective managerial performance of the Chairman and two Vice Chairmen, including the Company's growth in net earnings per share in past fiscal years, cost containment efforts and other efforts to improve operating results, as well as the Chairman and Vice Chairmen's continued contributions to the growth of the Company through launching of new magazines and engaging in other related ventures.

     The individuals eligible to participate in the Compensation Plan are Messrs. Callahan, Boylan and Rabinowitz (the "Participants"). Under the Compensation Plan, the Participants receive a base salary and a management fee. The base salaries are $350,000, $300,000 and $300,000, respectively, for Messrs. Callahan, Boylan and Rabinowitz. The management fee is divided into two components. The first component is fixed and consists of cash payments of $650,000 for the benefit of Mr. Callahan and $275,000 for the benefit of each of Messrs. Boylan and Rabinowitz. The second component is based upon the Company's performance. If the Company achieves more than $100 million of operating cash flow, as defined in the Fourth Amended and Restated Credit Agreement dated as of June 5, 1998, (and predecessor agreements) among Operations, certain banks and the Chase Manhattan Bank, as agent, for the applicable fiscal year, after adding back start-up costs of new projects (such as magazine launches) and deducting any acquired cash flows, the Participants will receive in the aggregate 4% of operating cash flow in excess of $100 million. The performance component is distributed as follows: Mr. Callahan -- 50%; Mr. Boylan -- 25%; and Mr. Rabinowitz -- 25%. Total amounts payable as management fees under the Compensation Plan for fiscal 1998 amounted to $1,597,000 and was within any applicable limitations set forth in the documents governing the Company's financing arrangements.

     Prior to fiscal 1995, the base salaries of the Company's Chairman and two Vice-Chairmen had not increased since fiscal 1991 and were considerably below competitive base salaries for executive officers of similar rank and responsibilities in the Peer Group. Notwithstanding the management fees and the increase in base salaries which are determined in accordance with the Compensation Plan, the total compensation for fiscal 1998 for the Company's Chairman and two Vice-Chairmen was competitive with the total compensation for executives of similar rank and responsibilities in the Peer Group, especially after considering the fact that the Company's Chairman and two Vice-Chairmen have not received any form of incentive stock compensation. A review of the compensation of executive officers of the Peer Group also confirmed that base salaries paid to the other two executive officers of the Company named in the "Summary Compensation Table" generally fell within the competitive ranges of total cash compensation paid to top editorial and operating executive officers within the Peer Group.

     For fiscal 1998, Peter Callahan, the Company's Chief Executive Officer, was paid $350,000 in base salary, $848,500 in management fees, and $6,571 in long-term incentive compensation as a contribution under the Profit Sharing Plan. As discussed above, other than the Profit Sharing Plan contribution, the other amounts were determined pursuant to the Compensation Plan. No incentive stock compensation was awarded to Mr. Callahan or the Vice Chairmen of the Company.

Steven B. Dodge
Gerald S. Hobbs
Gerry M. Ritterman

                               PERFORMANCE GRAPH

     The graph below compares the five year cumulative total returns, including reinvestment of dividends, of the Company's Class A Stock with the companies in the Standard & Poors (S&P) 500 Index and with eight peer group companies which include: Central Newspapers, Lee Enterprises, Inc., McClatchy Company, Media General, Inc., Meredith Corp., Multimedia, Inc., (acquired January, 1996) Park Communications, Inc. (acquired June, 1995) and Playboy Enterprises, Inc. (collectively referred to herein as the "Peer Group"). The Peer Group consists of publishers of periodicals or newspapers, many of which have a national distribution, with a market capitalization between $275 million and $1.7 billion. The comparison is based on an assumed $100 investment beginning on March 31, 1993, and ending March 31, 1998.

                          TOTAL RETURN TO STOCKHOLDERS

        MEASUREMENT PERIOD           AMERICAN MEDIA,
      (FISCAL YEAR COVERED)               INC.           S&P 500 INDEX       PEER GROUP
1993                                           100.00             100.00             100.00
1994                                            96.71             101.47             106.60
1995                                            85.31             117.27             126.86
1996                                            43.40             154.92             163.37
1997                                            70.34             185.63             188.35
1998                                            94.29             274.73             285.74

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For information on the payment by the Company of management fees to certain executive officers of the Company during fiscal 1998, see Footnote 1 to the "Summary Compensation Table."

     Beginning April 1, 1997, Roger Wood became a consultant to the Company for a period of eighteen months at an annual compensation of $100,000.

     To obtain volume discounts, the Company purchases paper from suppliers on behalf of its subsidiaries as well as the Macfadden Companies. The Macfadden Companies reimburse the Company for the cost of such paper on a timely basis. In fiscal 1998, the Company and its subsidiaries were reimbursed approximately $284,000 for paper purchased on behalf of the Macfadden Companies. The Macfadden Companies also employed the Company and its subsidiaries as its advertising sales representative in Chicago, for which the Macfadden Companies paid to the Company and its subsidiaries approximately $17,100 for fiscal 1998.

     During fiscal 1998, the Company leased office facilities for its sales and syndication personnel in Chicago from the Macfadden Companies. In fiscal 1998, Operations paid to the Macfadden Companies approximately $30,000 in connection with the Chicago lease. The Company and its subsidiaries believe that the transactions discussed herein with the Macfadden Companies were on terms substantially similar to those available from non-affiliates and were fair to the Company and its subsidiaries from a financial point of view.

     In December of 1997, Peter J. Callahan, Michael J. Boylan and Maynard Rabinowitz transferred all of their shares of Common Stock to PEMIMA in return for partnership interests in PEMIMA proportional to their capital contributions. The transfer of Common Stock to PEMIMA was made for the purposes of estate and tax planning. Mr. Boylan is the sole general partner of PEMIMA.

                                   PROPOSAL 2

     RATIFICATION OF SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee of the Board of Directors, Arthur Andersen LLP, independent certified public accountants, has been selected by the Board of Directors to continue to act as the Company's auditors for the fiscal year ending March 29, 1999, and to perform such other services as may be required of them. Representatives of Arthur Andersen LLP will be present at the 1998 Annual Meeting of Stockholders and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions raised at the meeting.

        MANAGEMENT OF THE COMPANY AND THE BOARD OF DIRECTORS RECOMMEND A
                             VOTE FOR RATIFICATION.

                           PROPOSALS BY STOCKHOLDERS

     Proposals by stockholders intended to be presented at the 1999 Annual Meeting must be received by the Secretary of the Company at the Company's executive offices 600 East Coast Avenue, Lantana, Florida 33464, no later than February 26, 1999, for inclusion in the Proxy Statement relating to that meeting.

                                 OTHER MATTERS

     The cost of soliciting proxies will be borne by the Company. Proxies will be solicited principally by mail, but may also be solicited by directors, officers and other employees of the Company personally or by telephone, telecopy, or otherwise. The Company has hired Chase Mellon Shareholder Services LLC, its transfer agent, to coordinate the solicitation of proxies for a fee of approximately $3,000 plus expenses. The Company will also reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

     The Board of Directors does not intend to present, and does not have any reason to believe that others will present, any items of business at the Annual Meeting other than those specifically set forth in the notice of the meeting. However, if other matters are presented for a vote, proxies will be voted for such matters in accordance with the judgment of the persons acting under the proxies.

                                          By Order of the Board of Directors

                                          MAYNARD RABINOWITZ
                                          Secretary
Lantana, Florida
June 29, 1998

                                                                      Appendix A



                    REVOCABLE PROXY -- CLASS A COMMON STOCK
                              AMERICAN MEDIA, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                August 12, 1998

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned hereby appoints Richard W. Pickert and Peter A. Nelson as proxies each will full powers of substitution to act, as attorneys and proxies for the undersigned, to vote all shares of Class A Common Stock of American Media, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders, to be held at The Ritz Carlton Hotel, 100 South Ocean Boulevard, Manalapan, Florida, on Wednesday, August 12, 1998 at 9:30 a.m., local time, and at any postponement or adjournment thereof, as stated on the reverse side.

         THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF IN ACCORDANCE WITH THE DIRECTIONS SPECIFIED HEREIN. IF NO DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1 AND FOR RATIFICATION OF THE SELECTION OF THE INDEPENDENT PUBLIC ACCOUNTANTS WHICH IS PROPOSAL 2, AND ON OTHER MATTERS PRESENTED FOR A VOTE, IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS ACTING UNDER THIS PROXY. IN THE EVENT ANY NOMINEE FOR ELECTION AS DIRECTOR BECOMES UNAVAILABLE TO SERVE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BALANCE OF THOSE NAMED AND A SUBSTITUTE SELECTED BY THE BOARD OF DIRECTORS.

         Each stockholder giving a proxy has the power to revoke it any time before it is voted, either in person at the Annual Meeting, by written notice to the Secretary of American Media, Inc. or by delivery of a later-dated proxy. Attendance at the Annual Meeting without further action will not automatically revoke a proxy.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                                                            Please mark    [x]
                                                            your votes as
                                                            indicated in
                                                            this example

                  PROPOSAL 1                                                PROPOSAL 2
To elect as directors of American Media, Inc.             To ratify the selection of Arthur Andersen LLP
all of the following nominees: Barry Baker,               as independent public accountants for the fiscal
Anthony J. Bolland, Michael J. Boylan,                    year ending March 29, 1999.
Peter J. Callahan, Roy F. Coppedge, III,
Gerald S. Hobbs, Maynard Rabinowitz,
Gerry M. Ritterman, Lucille S. Salhany
and Roger Wood (except as written contrary below).

         FOR        WITHHELD FOR ALL                                FOR    AGAINST    ABSTAIN

         [ ]            [ ]                                         [ ]      [ ]       [ ]

FOR, except vote withheld from

--------------------------------------------------
--------------------------------------------------


                                                          OTHER BUSINESS

                                                          In their judgment, the proxies are authorized to vote
                                                          upon such other business as may properly come before
                                                          the Annual Meeting and any adjournment or postponement thereof.

                                                          Please sign exactly as your name appears on this card. When signing as attorney-in-fact, personal or legal representative, executor, administrator, trustee or guardian, please give your full title. When shares are held by joint tenants, both should sign.

                                                          Signature:                                       Date:
                                                                    ---------------------------------------     ----------

                                                          Signature:                                       Date:
                                                                    ---------------------------------------     ----------

                                                          PLEASE MARK YOUR CHOICES LIKE THIS [X] IN BLACK OR
                                                          BLUE INK

                                                          PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY
                                                          PROMPTLY IN THE ENCLOSED ADDRESSED ENVELOPE

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE